CODE OF ETHICS, PERSONAL TRADING,
AND INSIDER TRADING
I. CODE OF ETHICS AND PROFESSIONAL STANDARDS
As professional organizations serving the public in the area of asset management, all officers, directors, employees and, to the extent they meet the definition of “Access Persons” under Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”), contractors of CornerCap Investment Counsel, Inc. (the “Adviser”, and such persons, “CornerCap Personnel”), the CornerCap Fundametrics® Large-Cap ETF (the “ETF”) and the CornerCap Group of Funds (the “CornerCap Funds”, and together with the ETF, collectively, the “Funds”, and such persons, “Funds Personnel”) must be guided in their actions by the highest ethical and professional standards and subscribe to this Code of Ethics and Professional Standards (this “Code”).

1.	The Adviser and the Funds have adopted this Code as their code of ethics as required under the Advisers Act and the Investment Company Act of 1940 (the “Investment Company Act”).

2.
All CornerCap and Funds Personnel must at all times reflect the professional standards expected of those engaged in the investment advisory business, and shall comply with all federal and state securities laws and regulations pertaining to investment advisers.

3.
All CornerCap and Funds Personnel are required to report any known violation of this Code to the Funds’ and the Adviser’s chief compliance officer (the “Compliance Officer”) (as of December 2015, John Hackney).

4.
At all times, the interest of the Adviser’s clients (including the Funds) has precedence over personal interests. This applies particularly in the case of purchases and sales of stocks and other securities that are owned, purchased or sold in our advisory and fiduciary accounts.

5.
The Adviser and the Funds have adopted Insider Trader Policies that set parameters for the establishment, maintenance and enforcement of policies and procedures to detect and prevent the misuse of material non-public information by CornerCap or Funds Personnel. The Insider Trading Policies are a part of this Code of Ethics and Professional Standards.

6.
The Adviser and the Funds have adopted Personal Trading Policies that set parameters for the establishment, maintenance and enforcement of policies and procedures to detect and prevent CornerCap Personnel from taking advantage of their fiduciary relationship with our clients. The Personal Trading Policies are a part of this Code of Ethics and Professional Standards.

7.	CornerCap Personnel will not accept compensation of any sort for services from outside sources without the specific permission of the Adviser’s President.

8.
When any CornerCap Personnel face a conflict between their personal interest and the interests of CornerCap clients, or when any Funds Personnel face a conflict between their personal interest and the interest of the Funds or their shareholders, he or she will report the conflict to the Compliance Officer for instruction regarding how to proceed.

9.
The recommendations and actions of the Adviser and the Funds are confidential and private matters. Accordingly, it is the Adviser’s policy to prohibit, prior to general public release, the transmission, distribution or communication of any information regarding securities transactions of client accounts except to broker/dealers in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Adviser or the Funds, without the prior written approval of the Adviser’s President.

10.
The policies and guidelines set forth in this Code must be adhered to by all CornerCap Personnel and Funds Personnel, as applicable. Severe disciplinary actions, including dismissal, may be imposed for violations of this Code.

11.
On at least an annual basis, the Adviser will provide a written report (the “Code of Ethics Report”) to the board of directors of the CornerCap Trust (with respect to the CornerCap Funds) and TAP (with respect to the ETF) that: (a) describes any issues that have arisen under the Code since the last Code of Ethics Report, including, without limitation, information about material violations of the Code and the sanctions imposed for such violations; and (b) certifies that the Adviser and the applicable Fund have adopted procedures reasonably necessary to prevent CornerCap Personnel and Funds Personnel from violating the Code.

II. Prohibited Conduct
In connection with the direct or indirect purchase or sale of a security by a Fund, CornerCap Personnel and Funds Personnel will not:

1.	Employ any device, scheme, or artifice to defraud the Fund;

2.
Make any untrue statement of a material fact to the Fund or omit to state a material fact in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

3.	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

4.	Engage in any manipulative practice with respect to the Fund.
III. INSIDER TRADING
A.OVERVIEW AND PURPOSE
The purpose of the policies and procedures in this Section (the “Insider Trading Policies”) is to detect and prevent “insider trading” by any person associated with the Adviser or the Funds. The term “insider trading” is not defined in the securities laws, but generally refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

B.GENERAL POLICY
1.    PROHIBITED ACTIVITIES
All CornerCap Personnel and Funds Personnel (including part-time personnel, as defined in Appendix E) are prohibited from the following activities:

a.	trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or

b.	communicating material, non-public information about the issuer of any securities to any other person.
The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.
2. REPORTING OF MATERIAL, NON-PUBLIC INFORMATION
Any CornerCap Personnel who possesses or believes that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the Compliance Officer. The Compliance Officer will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.
C. MATERIAL INFORMATION, NON-PUBLIC INFORMATION, INSIDER TRADING AND INSIDERS
1. MATERIAL INFORMATION.
“Material information” generally includes:

a.	any information that a reasonable investor would likely consider important in making his or her investment decision; or

b.	any information that is reasonably certain to have a substantial effect on the price of a company’s securities.
Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.
2. NON-PUBLIC INFORMATION.
Information is “non-public” until it has been effectively communicated to the market and the market has had time to “absorb” the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in the financial press, including The Wall Street Journal or other publications of general circulation, would be considered public.
3. INSIDER TRADING.
While the law concerning “insider trading” is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.
4. INSIDERS.
The concept of “insider” is broad and includes all employees of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company’s affairs and as a result has access to information solely for the company’s purposes. Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations.
D. PENALTIES FOR INSIDER TRADING
The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include:

a.	civil injunctions

b.	jail sentences

c.	revocation of applicable securities-related registrations and licenses

d.	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

e.	fines for the employee or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.
In addition, the Adviser’s management will impose serious sanctions on any person who violates the Insider Trading Policies. These sanctions may include suspension or dismissal of the person or persons involved.

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